STRATUS PROPERTIES INC.

PROFIT PARTICIPATION INCENTIVE PLAN

1.Purpose. This Profit Participation Incentive Plan (the “Plan”) is established to (a) enable Stratus Properties Inc., a Delaware corporation and its Subsidiaries (collectively, the “Company”) to attract and retain highly qualified employees and consultants who will contribute to the Company’s long-term success; (b) provide incentives that align the interests of key executives and other employees and consultants with those of the Company’s stockholders; and (c) promote the success of the Company’s business objectives, by providing economic incentives tied to the successful completion of the Company’s development projects.
2.    Definitions. As used in this Plan, capitalized terms not otherwise defined shall have the meanings set forth in Appendix A.
3.    Administration.
3.1    General. The Plan shall be administered by the Committee. Subject to the terms of the Plan and Applicable Law, and in addition to any express powers conferred upon the Committee by the Plan or its charter, the Committee shall have the full power and authority to: (a) determine whether a particular development project should be excluded from the Plan; (b) designate Participants and their respective Participation Interests in each Approved Project; (c) determine the Profits Pool derived from each Capital Transaction or Valuation Event under the Plan; (d) interpret and administer the Plan, any Award Notice, and any other instrument or agreement relating to, or Award made under, the Plan; (e) establish, amend, suspend or waive such terms, rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (f) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
3.2    Eligibility. All officers, employees and consultants of the Company are eligible to be designated Participants in the Plan. The Committee may designate Participants in the Plan by Approved Project, or may provide that individual officers, employees or consultants will participate in all Approved Projects.
3.3    Effect of the Committee’s Determinations. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee or its delegee, may be made at any time and shall be final, conclusive, and binding on all persons, including the Company and each Participant.

3.4    Delegation. Subject to the terms of the Plan and Applicable Law, the Committee may delegate to one or more officers of the Company the authority, subject to such terms and limitations as the Committee shall determine, (a) to designate Participants, and (b) to grant and set the terms of, cancel, modify, waive rights with respect to, or alter, discontinue, suspend, or terminate Awards, provided such actions do not relate to grants to or Awards held by Participants who are Reporting Persons. Notwithstanding the above, the Committee may not delegate the right to determine whether any particular development project should be excluded from the Plan or the right to determine any Profits Pool or Profit Participation Bonus amount under the Plan.
4.    Approved Projects; Determination, Payout and Conversion of Awards.
4.1    Designation of Approved Projects; Participation Interests.
(a)    Following the Effective Date and in accordance with the Company’s standard procedures, Company management will initiate the approval process for new development projects to be undertaken by the Company by presenting to the Board a written investment memorandum summarizing the scope and details of the development project (each, an “Investment Memorandum”). Following the Board’s review of the Investment Memorandum and approval of a development project, unless otherwise determined by the Committee, such development project shall become a new Approved Project under the Plan. Within 60 days following the Board’s approval of the Approved Project, the Committee shall determine the Participants in the applicable Profits Pool and shall allocate the Participation Interests in that Approved Project, up to but not in excess of 100% in the aggregate, among the Participants.
(b)    Following the allocation of Participation Interests in an Approved Project, an Award Notice shall be issued to each Participant, and such Award Notice shall identify the Approved Project and the Participant’s Participation Interest, and shall contain such other terms and conditions as the Committee may prescribe.
(c)    In the event an Award is forfeited prior to either a Vesting Event or Valuation Event related to an Approved Project, the Committee may, in its sole discretion, allocate such Participant’s forfeited Participation Interest to one or more other Participants in that Profits Pool or one or more new Participants designated by the Committee.
4.2    Vesting Event; Valuation Event.
(a)    Except as otherwise provided herein or in an Award Notice, Participants shall vest in their Participation Interest with respect to a particular Approved Project on the date of a Capital Transaction with respect to the Approved Project (the “Vesting Event”).

(b)    If a Capital Transaction has not occurred prior to the Valuation Event for an Approved Project, then, except as otherwise provided herein, all Awards with respect to that Approved Project shall convert into an equity award as described in Section 4.4.
(c)    Except as otherwise provided in Section 5, with respect to each Award, a Participant must be and remain an employee in good standing or a consultant of the Company from the Grant Date of the Award through the date of the Vesting Event or, if earlier, the date of grant of an equity-based award following a Valuation Event under Section 4.4, in order to be eligible to earn the Profits Participation Bonus or receive the equity-based award with respect to that Award, as applicable.
(d)    Following the forfeiture of an Award pursuant to Section 5, the payout of an Award pursuant to Section 4.3, or the conversion of an Award upon the grant of an equity-based award pursuant to Section 4.4, as applicable, the Award shall be cancelled.
4.3    Determination and Payout of Profit Participation Bonuses Following a Vesting Event.
(a)    Following the end of each calendar year (each, a “Transaction Year”), with respect to each Vesting Event that occurred during the Transaction Year, the Committee, in accordance with the terms of this Plan, shall determine (i) any Profits Pool generated by the applicable Approved Project, and (ii) any Profit Participation Bonus due with respect to outstanding, vested Awards held by the Participants in each such Profits Pool.
(b)    Subject to Sections 4.3(c) and 5, the sum of all Profit Participation Bonuses due a Participant for all Vesting Events occurring during the Transaction Year (the “Total Bonus”) shall be paid in a lump sum cash payment to the Participant during the year following the Transaction Year as soon as practical following the Committee’s determination, but no later than March 15th.
(c)    If a Participant is a Reporting Person of the Company at the time of payout of an Award, and if the Total Bonus to such Participant calculated under Section 4.3(a) and (b) for a given Transaction Year exceeds the Participant’s Cash Compensation Limit, the Total Bonus payable to the Participant shall be reduced such that it does not exceed the Cash Compensation Limit. If permitted by the terms of the Company’s stockholder-approved stock incentive plans and subject to any limits in such plans, the difference between the Total Bonus calculated under Section 4.3(a) and (b) and the reduced Total Bonus paid to the Participant (the “Excess Value”) shall be converted to a number of stock-settled restricted stock units (“RSUs”) determined by dividing the Excess Value by the 12-month trailing average price of the Common Stock during the Transaction Year. Except as provided below, the RSU grant shall be made on the date the Committee approves the lump sum cash payment (the “Effective Date of Grant”). The RSU grant shall vest one year from the Effective Date of Grant, provided the Participant remains employed by or providing services to the Company or one of its Subsidiaries, unless the

Participant’s termination is by the Company without Cause or by the Participant with Good Reason, and shall be subject to such other terms and conditions as contained in an RSU agreement entered into between the Company and the Participant. If the Company does not have sufficient shares available for grant under its stockholder-approved stock incentive plans, or if the terms of such plans do not permit the Committee to make all or part of the RSU grants contemplated in this Section 4.3(c), the Company shall seek stockholder approval to amend the outstanding stock incentive plan or adopt a new stock incentive plan as needed to support the grants. If the Company is unable to obtain the stockholder approval needed for such actions by the end of the year following the applicable Transaction Year, then the Excess Value, or the portion thereof that could not be converted to a stock-settled RSU award, shall be delivered to the Participant in the form of a cash-settled RSU award, subject to the same one-year vesting schedule from the Effective Date of Grant described above. Notwithstanding anything contained above, the limitation on cash payments described herein does not apply to Participants who are no longer employees or consultants to the Company at the time that a Total Bonus is paid.
(d)    Other than as set forth in Section 6.7, the Committee’s determinations shall be final and conclusive, and any changes to the valuation or calculation inputs arising subsequent to the Committee’s determination, whether positive or negative, shall not result in the increase or decrease of any Profit Participation Bonus previously paid.
4.4    Determination and Conversion of an Award Following a Valuation Event.
(a)    No later than March 15th of the year following a Transaction Year, with respect to each Valuation Event that occurred during that Transaction Year, the Committee, in accordance with the terms of this Plan, shall determine (i) any Profits Pool generated by the applicable Approved Project in accordance with Section 4.4(b), and (ii) any Profit Participation Bonus amount attributable to each Participant with respect to outstanding Awards in each such Profits Pool. Notwithstanding the above, if a Capital Transaction with respect to an Approved Project occurs prior to the grant of RSUs described in Section 4.4(c), then the Award shall not be converted but shall be paid out according to Section 4.3 instead of this Section 4.4.
(b)    In order to determine the Profits Pool applicable to a Valuation Event, within a reasonable time after the Valuation Event, the Committee, on behalf of and at the expense of the Company, will engage a duly qualified and experienced independent M.A.I. commercial real estate appraiser (the “Appraiser”) to determine the fair market value of the Approved Project (the “Appraised Value”) as of the date of the Valuation Event (the “Valuation Date”). Such Appraiser must have at least ten (10) years of experience in appraising real estate projects similar to the Approved Project in the county in which the Approved Project is located. The Appraised Value will be based on (i) a sale of the entire Approved Project owned by the Owner at the Valuation Date between a willing buyer and a willing seller, both of whom have full knowledge of the financial and other affairs of the Approved Project, and neither of whom is under any compulsion to sell or buy; (ii) the condition of the Approved Project on the Valuation

Date; (iii) the tenants, occupancy rates, and rental rates of the Approved Project on the Valuation Date; and (iv) the assumptions determined by the Appraiser, in the Appraiser’s opinion, for the economic conditions and future vacancy rates and lease rates for the Approved Project. The Appraiser must deliver a written appraisal report for the Appraised Value to the Committee, and such appraisal report will be final and binding on all parties, absent manifest error. The Appraised Value will be deemed to be the Value of the Project for the Valuation Event.
(c)    Except as provided in Section 5, and if permitted by the terms of the Company’s stockholder-approved stock incentive plans and subject to any limits in such plans, the total Profit Participation Bonuses attributable to a Participant with respect to Valuation Events occurring in a Transaction Year (the “Total Valuation Bonus”) shall be converted to a number of stock-settled RSUs determined by dividing the Total Valuation Bonus by the 12-month trailing average price of the Common Stock during the Transaction Year. The RSU grant shall vest in equal annual installments over a three-year period from the date of grant, provided the Participant remains employed by or providing services to the Company or one of its Subsidiaries, unless the termination is by the Company without Cause or by the Participant with Good Reason, and shall be subject to such other terms and conditions as contained in an RSU agreement entered into between the Company and the Participant. If the Company does not have sufficient shares available for grant under its stockholder-approved stock incentive plans, or if the terms of such plans do not permit the Committee to make all or part of the RSU grants contemplated in this Section 4.4(c), the Company shall seek stockholder approval to amend the outstanding stock incentive plan or adopt a new stock incentive plan as needed to support the grants. If the Company is unable to obtain the stockholder approval needed for such actions by the end of the year following the applicable Transaction Year, then the Total Valuation Bonus, or the portion thereof that could not be converted to a stock-settled RSU award, shall be delivered to the Participants in the form of cash-settled RSU award, subject to the same three-year vesting schedule described above.
(d)    Other than as set forth in Section 6.7, the Committee’s determinations shall be final and conclusive, and any changes to the valuation or calculation inputs arising subsequent to the Committee’s determination, whether positive or negative, shall not result in the increase or decrease of any RSU award previously granted.
5.    Effect of Termination of Employment or Service.
(a)If the Participant ceases to be an employee or consultant of the Company (the “Termination”) prior to a Vesting Event with respect to an Award, then, except as set forth in Section 5(b) of this Plan, such unvested Award shall immediately be forfeited on the date of such Termination. Termination of employment or service shall have no effect on any vested Awards, which shall pay out according to the terms of this Plan and the applicable Award Notice.
(b)Notwithstanding the foregoing, if a Participant’s employment or service is terminated prior to a Vesting Event with respect to an Approved Project, and such Termination is by the Company without Cause or by the Participant with Good Reason, then outstanding, unvested Awards shall not be forfeited but shall remain outstanding and be paid out in accordance with Section 4.3 or 4.4, as applicable; provided, however, that payment of any Total Valuation Bonus pursuant to Section 4.4 shall be made in a lump sum cash payment prior to March 15th of year following the applicable Transaction Year.
6.    General Terms and Conditions.
6.1    Amendment or Discontinuance of the Plan. The Board or the Committee may amend, suspend or discontinue the Plan at any time; provided, however, that no such amendment may materially impair, without the consent of all affected Participants, an Award previously granted to such Participants.
6.2    No Right to Continued Employment or Service. Nothing in the Plan or in any Award Notice shall confer upon any person the right to continue in the employment or service of the Company or affect the right of the Company to terminate the employment or service of any Participant.
6.3    No Rights in any Approved Project. Nothing in this Plan shall be construed to grant or to vest in any Participant title in or to any Approved Project or any Owner, nor shall any Participant, solely by virtue of an Award made hereunder, have any right to approve, disapprove, or participate in any decision with respect to the ownership, management, financing, leasing, sale or conveyance of an Approved Project or any Owner.
6.4    No Right to Award. Unless otherwise expressly set forth in an employment or other agreement, no employee or consultant shall have any right to an Award under the Plan until named as a Participant in an Award Notice. Participation in the Plan with respect to one Approved Project does not connote any right to become a Participant in the Plan with respect to any other Approved Projects.
6.5    Withholding. The Company shall have the right to withhold from any Profit Participation Bonus or other award under this Plan, any federal, state or local income and/or payroll taxes required by law to be withheld and to take such other action as the Committee may deem advisable to enable the parties to satisfy obligations for the payment of withholding taxes and other tax obligations relating to a Profit Participation Bonus or other award.
6.6    Unfunded Status. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between or among the Company, any Owner and any Participant, beneficiary or legal representative or any other person. To the extent that a person becomes eligible to receive a Profit Participation Bonus or RSU award under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. No Owner, without the prior express written consent of such Owner, will be obligated or liable to make any payments to any Participant under the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).
6.7    Clawback.
(a)If a Participant engages in grossly negligent conduct or intentional misconduct that either (i) requires the Company’s financial statements to be restated at any time beginning on the Grant Date and ending on the first (1st) anniversary of the payment of any Profit Participation Bonus or (ii) results in an increased payout of any Award, then the Committee, after considering the costs and benefits to the Company of doing so, may seek recovery for the benefit of the Company of the portion of any Profit Participation Bonus, including any amount converted to an RSU award, that is greater than it would have been if calculated based on the restated financial statements or absent the increase described in part (ii) above (the “Overpayment”). All determinations regarding the amount of such recovery shall be made solely by the Committee in good faith.
(b)The Awards granted hereunder are also subject to any clawback policies the Company may adopt in order to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any resulting rules issued by the SEC or the exchange on which the Company’s shares are traded.
(c)If the Committee determines that a Participant owes any amount to the Company under Section 6.7 (a) or (b) above, the Participant shall return to the Company the Overpayment, without interest, in cash or such other form as determined by the Committee. The Company may also, to the fullest extent permitted by Applicable Law, deduct such amount owed from any amounts the Company owes the Participant from time to time for any reason (including without limitation amounts owed to the Participant as salary, wages, reimbursements or other compensation, fringe benefits, retirement benefits or vacation pay) or cancel any RSU award granted pursuant to this Plan related to an Overpayment.
6.8    Section 409A. The Plan is intended to comply with Section 409A to the U.S. Internal Revenue Code of 1986, as amended from time to time (“Section 409A”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless any Applicable Law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following a Participant's Termination shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s Termination (or the Participant's death, if earlier). Notwithstanding the foregoing, none of the Company, the Committee or the Board shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A and none of the Company, the Committee or the Board will have any liability to any Participant for such tax or penalty.
6.9    Non-transferability. A Participant's rights and interests under the Plan, including any Award previously made to such Participant or any Profit Participation Bonus payable under the Plan may not be assigned, pledged, or transferred, except in the event of the Participant's death, to a designated beneficiary as set forth herein, or in the absence of such designation, by will or the laws of descent or distribution.
6.10    Severability. In the event that any provision of the Plan shall be considered illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been contained therein.
6.11    Non-exclusive. Nothing in the Plan shall limit the authority of the Company, the Board or the Committee to adopt such other compensation arrangements as it may deem desirable for any Participant. Further, the Committee, in its discretion, may consider the level of payouts under this Plan when evaluating other forms of compensation payable to Participants.
6.12    Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the assets of the Company.
6.13    Headings. The titles and headings used in the Plan are intended for convenience only and shall not be construed as in any way affecting or modifying the text of this Plan, which text shall control.

Stratus Properties Inc.
Profit Participation Incentive Plan

APPENDIX A: Definitions

“Affiliate” means any person or corporation or other entity directly or indirectly controlled by another person, corporation or entity.
“Applicable Law” means any Applicable Law (including common law), statute, code, regulation, rule, or ordinance of any city, county, state, or federal government or other governmental authority, agency, or instrumentality.
“Approved Project” means any Company development project designated by the Committee, and, following the Effective Date, those development projects approved by the Board pursuant to an Investment Memorandum presented to the Board, unless specifically excluded from this Plan by the Committee.
“Award” means any Participation Interests associated with an Approved Project that are granted pursuant to this Plan.
“Award Notice” means a notice of an Award, identifying the applicable Approved Project and setting forth the Participant’s Participation Interest in the applicable Profits Pool. Award Notices shall be issued for each Approved Project in the form attached hereto as Appendix B, which form may be revised by the Committee at any time.
“Board” means the Board of Directors of Stratus Properties Inc.
“Capital Contribution” means the contribution or loan of cash or property to the capital of Owner by or on behalf of the Company.
“Capital Transaction” means the Sale or Exchange of an Approved Project as approved by the Board.
“Cash Equivalent” means cash, negotiable instruments due on demand, readily marketable securities or demand deposit accounts.
“Cash Compensation Limit” means four times (4x) a Participant’s annual base salary as of the last day of a Transaction Year.
“Cause” means any of the following: (i) the commission by the Participant of an illegal act (other than traffic violations or misdemeanors punishable solely by the payment of a fine); (ii) the engagement of the Participant in dishonest or unethical conduct, as determined by the Committee or its designee, including but not limited to violations of the Company’s Ethics and

Business Conduct Policy; (iii) the commission by the Participant of any fraud, theft, embezzlement, or misappropriation of funds; (iv) the failure of the Participant to carry out a directive of such Participant’s superior, employer or principal; or (v) the breach of the Participant of the terms of such Participant’s engagement.
“Committee” means the committee of the Board appointed by the Board to administer the Plan. Unless and until determined otherwise by the Board, the Committee shall be the Compensation Committee of the Board.
“Effective Date” means July 11, 2018.
“Equity” means (a) the aggregate amount of all costs and expenses incurred by the Company for and on behalf of the Owner or Capital Contributions made by the Company to the Owner to purchase, entitle, develop, improve, own, finance, operate, lease, market, and sell the Approved Project less (b) all sums distributed by Owner to the Company from Capital Transactions.
For any project in which the land related to such project was owned by the Company or a wholly-owned subsidiary of the Company before such project becomes an Approved Project under this Plan (a “Pre-owned Project”), the Equity value will be as set forth in the Investment Memorandum presented to the Board for approval of such project. The Investment Memorandum will include the initial cost basis in the land (as allocated and determined by the Company), the imputed value of such land (as determined by the Company, unless otherwise determined by the Committee), and the additional development or other costs incurred to date for such land and the related project, which in the aggregate will be deemed to be the Equity as of the date the project becomes an Approved Project. The following is a summary example of the calculations of the initial Equity for a Pre-owned Project:

•	initial cost basis in land: $2,000,000

•	imputed value of land and related rights: $4,000,000

•	additional development or other costs to date
not included in initial cost basis:            $1,500,000
subtotal Equity:                    $7,500,000
“Exchange” means a bona fide transaction with a party that is not an Affiliate of the Company in which the consideration, in whole or in part, to the Company for its transfer or conveyance of an Approved Project is the transfer or conveyance to the Company of an interest in any property other than a Cash Equivalent.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Good Reason” means either of the following (without Participant’s express written consent): (i) a material diminution in Participant’s base salary or (ii) the Company’s requiring Participant to be based at any office or location more than 35 miles from Participant’s principal office or location. Notwithstanding the foregoing, Participant shall not have the right to terminate Participant’s employment hereunder for Good Reason unless (a) within 30 days of the initial existence of the condition or conditions giving rise to such right Participant provides written notice to the Company of the existence of such condition or conditions, and (b) the Company fails to remedy such condition or conditions within 30 days following the receipt of such written notice (the “Cure Period”). If any such condition is not remedied within the Cure Period, Participant must terminate Participant’s employment with the Company within a reasonable period of time, not to exceed 30 days, following the end of the Cure Period. The foregoing to the contrary notwithstanding, if at any time the Participant is subject to an effective employment or change of control agreement with the Company or an Affiliate of the Company, then, in lieu of the foregoing definition, “Good Reason” shall at that time have such meaning as may be specified in such other agreement.
“Grant Date” shall mean the date the Committee or its delegee allocates a Participation Interest to a Participant in the Plan, as reflected in the Award Notice.
“Net Company Proceeds” means,
(a)    Capital Transaction. With respect to a Capital Transaction, the amount of Net Owner Proceeds received by the Company as a liquidating distribution from the Owner pursuant to the applicable organizational agreement(s) (e.g., company agreement, operating agreement, or partnership agreement) governing the management and ownership of the Owner less any reserves established for future obligations or liabilities (known, unknown, or contingent) as determined by the Company (provided that the Company will not double count any reserves established by the Owner in the calculation of Net Owner Proceeds).
(b)    Valuation Event. With respect to a Valuation Event, the amount of the Net Owner Proceeds hypothetically expected to be received by the Company as a liquidating distribution from the Owner pursuant to the applicable organizational agreement(s) (e.g., company agreement, operating agreement, or partnership agreement) governing the management and ownership of the Owner less any reserves established for future obligations or liabilities (known, unknown, or contingent) as determined by the Company (provided that the Company will not double count any estimated reserves to be established by the Owner in the calculation of Net Company Proceeds).
(c)    For clarity, any amounts paid to the Company or its Affiliates by the Owner or any other party for services rendered for the Approved Project, including, without limitation, development management fees, asset management fees, sales or leasing commissions, property management fees, or similar fees shall be treated as third-party expenses and shall not be included in the term “Net Company Proceeds.”
“Net Company Profits” means,

(a)    Capital Transaction. With respect to a Capital Transaction, the amount of Net Company Proceeds remaining after the Company has received the full amount of (i) the Preferred Return and (ii) the Equity.
(b)    Valuation Event. With respect to a Valuation Event, the amount of Net Company Proceeds hypothetically remaining after the Company has received the full amount of (i) the Preferred Return and (ii) the Equity.
“Net Owner Proceeds” means,
(a)    Capital Transaction. With respect to a Capital Transaction, the Value of the Project less (i) all closing costs associated with the Capital Transaction including, without limitation, brokerage fees, recording fees, surveying and engineering fees, title insurance premiums and charges, and attorneys’ fees; (ii) any amounts applied in connection with the repayment of any Project Loan associated with the Approved Project; (iii) any amounts the Owner (or an Affiliate) is required to pay, or reasonably expected to be required to pay, for post-closing obligations in connection with such Capital Transaction; (iv) any reserves established for future obligations or liabilities (known, unknown, or contingent) as determined by the Owner; and (v) any other expenses associated with the Capital Transaction or the Approved Project which the Committee, in its sole discretion, determines should be deducted.
(b)    Valuation Event. With respect to a Valuation Event, the Value of the Project (as determined by the Appraiser) less estimated amounts, as determined by the Committee in its sole discretion, for each of the items described in (i) through (v) above for a Capital Transaction.
“Owner” means the owner of an Approved Project, as identified in the Award Notice, and as may be changed or transferred to an Affiliate by the Company at any time. For clarity, the Company does not currently own any Approved Project directly, but rather the Approved Projects are currently owned, and expected to be owned, by Owners that are either (i) wholly-owned subsidiaries of the Company or (ii) entities in which the Company or an Affiliate owns less than all of the ownership interests.
“Participants” means each person selected by the Committee to receive a Participation Interest with respect to a particular Approved Project.
“Participation Interest” means each Participant’s share of the Profits Pool associated with an Approved Project, as determined by the Committee and set forth in the Award Notice.
“Preferred Return” means a cumulative return on the outstanding Equity at the rate of ten percent (10%) per annum, compounded quarterly. The Preferred Return will be calculated in the manner of interest on the initial daily balance (based on a 365-day year) of unreturned Equity and cumulative unreturned Preferred Return and compounded quarterly based on the quarter-end balance of unreturned Equity and cumulative unreturned Preferred Return. The Preferred Return will begin to accrue on Equity when costs (including pursuit costs) are initially paid on any project that becomes an Approved Project; provided, however, the Preferred Return on Equity for any Pre-owned Project will be begin to accrue on the date set forth in the definition of Equity.
“Profits Pool” means 25% of any Net Company Profits either (i) derived from a Capital Transaction or (ii) calculated upon a Valuation Event.
“Profit Participation Bonus” means the total cash payment, if any, payable to a Participant pursuant to an Award based upon such Participant’s Participation Interest in a Profits Pool.
“Reporting Person” means an officer, director or ten percent stockholder of the Company within the meaning of Rule 16a-2 under the Exchange Act, who is required to file reports pursuant to Rule 16a-3 under the Exchange Act.
“Sale” means the bona fide sale and conveyance of all of an Approved Project to a third party that is not an Affiliate of the Company for a Cash Equivalent.
“Subsidiary” means (i) any corporation or other entity in which Stratus Properties Inc. possesses directly or indirectly equity interests representing at least 50% of the total ordinary voting power or at least 50% of the total value of all classes of equity interests of such corporation or other entity and (ii) any other entity in which Stratus Properties Inc. has a direct or indirect economic interest that is designated as a Subsidiary by the Committee.
“Valuation Event” with respect to a particular Approved Project means the third (3rd) anniversary of the date such Approved Project is substantially complete, as evidenced by either (A) the issuance of a certificate of occupancy, or similar governmental permit or certificate, covering all shell buildings to be constructed by the Owner (or an Affiliate) shown on the site plan for the Approved Project, or (B) the issuance of a substantial completion certificate for substantially all of the improvements shown on the site plan for the Approved Project by the architect of record.
“Value of the Project” means, for each Approved Project: (i) in the case of a Capital Transaction, the total gross purchase price paid to the Owner for or in consideration of a Capital Transaction; and (ii) in the case of a Valuation Event, the Appraised Value as determined in accordance with Section 4.4(b) of the Plan. For purposes of this definition and with respect to any Capital Transaction, the total gross purchase price or other amounts paid shall include the value of any and all consideration if, as, and when actually delivered to the Owner in connection with such Capital Transaction, regardless of the form of such consideration. Without limiting the foregoing, for the purpose of determining the total gross purchase price paid, (a) liabilities assumed (including, without limitation, taxes and assessments and other indebtedness owed by the Owner and assumed by the transferee of the Approved Project in connection with the Capital Transaction) shall be deemed to be cash on a dollar for dollar basis and (b) any property received in the Capital Transaction other than Cash Equivalent shall be deemed to be cash equal to the fair market value of such property, as determined by the Committee.

Stratus Properties Inc.
Profit Participation Incentive Plan

APPENDIX B: Form of Award Notice

Participant:
Grant Date:
Name of Approved Project:
Owner:
Participation Interest:
Congratulations! We are providing this Award Notice (this “Notice”) to advise you that you have been granted an Award under the terms and conditions of the Stratus Properties Inc. Profit Participation Incentive Plan (the “Plan”), a copy of which is attached hereto. Subject to the terms and conditions of the Plan, this Award provides you with the opportunity to share in any profits earned above a certain level in connection with the Approved Project referenced above. Please refer to the attached Plan for more information about the terms and conditions of your Award, including the forfeiture conditions applicable to the Award. All terms that are capitalized but not defined in this Notice have the meaning ascribed to them in the Plan.
Stratus Properties Inc.
____________________________________
By: ____________________

Participant Confirmation and Acknowledgement
By my signature below, I understand, agree, and acknowledge the following:
1.I have received a copy of the Plan and understand the Plan’s terms of participation, including but not limited to the following terms: (a) that I must remain employed with or continue providing services to Stratus Properties Inc. and/or its Subsidiaries (the “Company”) for an extended period of time to receive payment, if any, of any Award under the Plan; (b) that my receipt of this Award does not constitute an entitlement to selection as a Participant to receive any future Awards under the Plan; and (c) that payments in respect of Awards under the Plan are subject to clawback under the circumstances described in Section 6.7 of the Plan.

2.My participation in the Plan does not give me any rights to continue in the Company’s employment or service and does not interfere with the Company’s rights, subject to Applicable Laws, to terminate my employment or service at any time with or without cause.
3.The decisions or interpretations of the Committee with respect to any questions arising under the Plan or this Notice are binding, conclusive and final.
PARTICIPANT:

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Date: